As filed with the Securities and Exchange Commission on September 19, 2001

                                                     Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                    -----------------------------------------
             (Exact name of registrant as specified in its charter)


            Florida                                      91-1796903
           ---------                                     -----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


                          4901 Vineland Road, Suite 150
                             Orlando, Florida 32811
                                 (407) 447-7337
                                 --------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            Eric Margenau, President
                    The Orlando Predators Entertainment, Inc.
                          4901 Vineland Road, Suite 150
                             Orlando, Florida 32811
                                 (407) 447-7337
                                 --------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:
                               Gary A. Agron, Esq.
                           Law Office of Gary A. Agron
                           5445 DTC Parkway, Suite 520
                        Greenwood Village, Colorado 80111
                             (303) 770-7254 (office)
                              (303) 770-7257 (fax)

--------------------------------------------------------------------------------

================================================================================

     Approximate date of commencement of proposed sale of securities to the public: From time to time after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] ____________

     If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

================================================================================



                                 CALCULATION OF REGISTRATION FEE

=================================================================================================
                                                   Proposed           Proposed
                                                   Maximum            Maximum         Amount of
  Title of Each Class of            Amount to    Offering Price   Registration Fee   Registration
Securities to be Registered       Be Registered    Per Unit            Price             Fee
-------------------------------------------------------------------------------------------------
Class A Common Stock, no par
  value underlying common stock
  purchase warrants               775,000 Shares   $4.18(1)         $3,239,500         $  810
Class A Common Stock, no par
  value                         1,467,711 Shares   $3.06(2)         $4,491,196         $1,123
                                                                                       ------
Total fee                                                                              $1,933
=================================================================================================

(1)  Based upon an average exercise price of $4.18 per share of common stock.

(2)  Based upon the closing price of the common stock on the Nasdaq SmallCap
     Market on September 17, 2001.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.



     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


Subject to completion.                                  Dated September 19, 2001



                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.

                                2,242,711 SHARES
                                       OF
                              CLASS A COMMON STOCK


     This prospectus relates to the public offering from time to time of 1,467,711 shares of our Class A common stock and an aggregate of 775,000 shares of our Class A common stock issuable upon exercise of 775,000 common stock purchase warrants. See "Selling Stockholders" on page 9.

     Investing in these securities involves risks. See "Risk Factors" on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.









                             ______________ , 2001

     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any supplement to this prospectus is accurate as of the dates on their covers.


                                Table of Contents

                                                                           Page

Where You Can Find More Information...........................................2
Forward-Looking Statements....................................................3
Risk Factors..................................................................4
Our Company...................................................................8
Use of Proceeds...............................................................9
Our Common Stock..............................................................9
Selling Stockholders..........................................................9
Plan of Distribution.........................................................14
Legal Matters................................................................15
Experts......................................................................15


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511. You can also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can also inspect reports and other information we file at the office of the National Market System at 9801 Washingtonian Blvd., Gaithersburg, MD 20878.

     We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statement contains additional information about us and the securities that may be sold by the selling stockholders. You may inspect the registration statement and related exhibits without charge at the public reference facilities of the SEC described above, and may obtain copies from the SEC at prescribed rates. This information is also available at the SEC's Web site.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. We hereby "incorporate by reference" the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference:

     o Our Annual Report on Form 10-KSB for the transition period ended September 30, 2000;
     o Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001; and
     o Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we stop offering securities (other than those portions of such documents described in paragraphs (i), (k), and
          (1) of Item 402 of Regulation S-K promulgated by the SEC).

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                               Corporate Secretary
                    The Orlando Predators Entertainment, Inc.
                          4901 Vineland Road, Suite 150
                             Orlando, Florida 32811
                                 (407) 447-7337

     You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

                           FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this prospectus that are based on the beliefs and assumptions of our management and on information currently available to our management. Forward-looking statements include the information about our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. We caution you not to rely unduly on any forward-looking statements.

     You should understand that there are important factors such as those included in the "Risk Factors" section of this prospectus and in the documents incorporated in this prospectus by reference which could cause our results to differ materially from those expressed in such forward-looking statements.

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors, together with the other information contained in this prospectus, in evaluating a purchase of the common stock offered hereby. The following factors and other information set forth in this prospectus contain certain forward-looking statements involving risks and uncertainties. Our actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth below and elsewhere in this prospectus.

We have a history of losses and uncertainty of future results.

     We have incurred net losses of $1,429,749 for the nine months ended June 30, 2001. Since our inception, we have lost an aggregate of $7,268,836. There can be no assurance that we will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis.

We compete for sport entertainment dollars with other sports and entertainment venues.

     The Orlando Predators, as well as our arena football2 League teams, which we refer to as af2, compete for sports entertainment dollars with other professional sports teams and with college teams and with other sports-related entertainment. During portions of the arena football season, the Predators compete for attendance and fan support with a professional basketball team in the Orlando area and with professional hockey and baseball teams in other parts of Florida. In addition, the colleges and universities in central Florida, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Predators also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in central Florida, such as Walt Disney World and Universal Studios. Our af2 teams compete with other entertainment venues in their home cities. On a broader scale, Arena Football League and af2 teams compete with football teams fielded by high schools and colleges, the National Indoor Football League, the National Football League, the Canadian Football League and the National Football League Europe.

We are subject to League obligations.

     The membership agreements with the Arena Football League generally make the Predators and other teams of the AFL liable on a pro rata basis for the debts and obligations of the AFL. Any failure of other members of the AFL to pay their pro rata share of any such debts or obligations could adversely affect the Predators by requiring us to make additional payments on behalf of failing or defaulting teams. The success of the AFL and its members depends in part on the competitiveness of the teams in the AFL and their ability to maintain fiscally sound operations. Certain AFL teams have encountered financial difficulties in the past, and there can be no assurance that the AFL and its teams will continue to operate. If the AFL is unable to continue operations, the Predators and the other teams forming the AFL would be unable to continue their own operations. In addition, the Predators and their personnel, as well as our af2 teams, are bound by a number of rules, regulations and agreements imposed upon them by their Leagues as well as by national television contracts. Any change in these rules, regulations and agreements will be binding upon our teams and their personnel, regardless of whether they agree with such changes, and it is possible that any such change could adversely affect them.

We will be subject to increased competition as a result of AFL expansion.

     The AFL will add additional teams in the future. While such expansion affords the AFL the opportunity to enter new markets and increase revenue, it also increases the competition for talented players among AFL teams. Expansion teams are permitted to select in an expansion draft designated unprotected players playing for existing AFL teams. There can be no assurance that the Predators will be able to retain all of the team's key players during an expansion draft or that the rules regarding the expansion draft will not change to the detriment of the Predators. In addition, we may receive less revenue from the AFL as the result of League expansion since AFL teams share equally in the revenue generated from national television contracts and sale of AFL merchandise.

We may need additional capital in the future which could dilute the ownership of current stockholders or make our cash flow vulnerable to debt repayment requirements.

     Historically, we have raised equity and debt capital to support our operations. To the extent that we raise additional equity capital, existing stockholders will experience a dilution in the voting power and ownership of their common stock, and earnings per share, if any, would be negatively impacted. Our inability to use our equity securities to finance our operations could materially limit our growth.

     Any borrowings made to finance operations could make us more vulnerable to a downturn in our operating results, a downturn in economic conditions, or increases in interest rates on borrowings that are subject to interest rate fluctuations. If our cash flow from operations is insufficient to meet our debt service requirements, we could be required to sell additional equity securities, refinance our obligations, or dispose of assets in order to meet debt service requirements. There can be no assurance that any financing will be available to us when needed or will be available on terms acceptable to us. Our failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on our growth prospects and our business, financial condition and results of operations.

We depend upon the competitive success of the Predators for ticket and merchandise sales.

     Our financial results depend in part upon the Predators continuing to achieve game winning success in the AFL. By achieving and maintaining such success, the Predators expect to (1) generate greater fan enthusiasm, resulting in higher ticket and merchandise sales throughout the regular season and (2) capture a greater share of local television and radio audiences. Failure to participate in the AFL playoffs would deprive the Predators of additional revenue that may result from sales of tickets for home playoff games and from media contracts. Revenue is, therefore, significantly adversely affected by a poor game winning performance, especially involving losses of home games.

We depend upon attracting talented players to achieve game winning success.

     The success of the Predators depends, in part, upon the team's ability to attract and retain talented players. The Predators compete with other AFL teams as well as teams fielded by the National Football League, the Canadian Football League and the NFL Europe, among others, for available players. There can be no assurance that the Predators will be able to retain players upon expiration of their contracts or obtain new players of adequate talent to replace players who retire or are injured, traded or released. Even if the Predators are able to obtain and retain players who have had previously successful football careers, there can be no assurance of the quality of their future performance.

Our players' salaries may increase in the future, thereby increasing our operating expenses.

     Although our player salaries are low compared to salaries currently paid by other professional sports teams, there can be no assurance that salaries payable by us will not increase significantly in the future, thereby increasing our operating expenses and adversely affecting our financial condition and results of operations.

Football injuries could adversely affect our financial condition.

     Player contracts entitle players to receive their salary even if unable to play as a result of injuries sustained from arena football-related activities during the course of employment. Although we carry occupational health, accidental death and disability insurance on our players, we must pay deductible portions of the insurance. Payment of insurance premiums, insurance deductibles and salary payments that must be made directly to injured players could have an adverse effect upon our financial condition and results of operations.

There are League restrictions on the purchase of securities.

     The AFL Charter and Bylaws contain provisions that may restrict a person from acquiring our common stock and affect the value of the common stock or the value of any team, including the Predators. In general, any acquisition of shares of common stock that will result in a person or group of persons holding 5% or more of our outstanding common stock requires the prior approval of the AFL, which may be granted or withheld in the sole discretion of the AFL. Failure by a holder of a 5% or more interest to comply with these restrictions may result in a forced sale of such holder's interest or the repurchase of such interests by us. Our Bylaws provide that we may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of 5% or more of our common stock without the approval of the AFL.

A failure by the AFL to renew broadcast contracts would significantly reduce our revenue.

     The AFL's contracts with cable networks for the national broadcast of certain AFL games in the United States are renewable annually. A percentage of the revenue generated from those contracts and any future national or network media contracts after payment of AFL expenses is divided equally among the members of the AFL. There can be no assurance that any national broadcaster will enter into broadcast contracts with the AFL upon the expiration of the current contracts. Our television and radio contracts for the local broadcast of the Predators' pre-season, regular season and certain post-season games are also subject to periodic renewal. The failure to renew national or local television or radio contracts would significantly reduce our revenue.

Our cash flow is seasonal, limiting our cash resources.

     The arena football season begins in April and ends in August. As a result, we realize a significant portion of our revenue and incur a significant portion of our expenses during that period. This seasonality can create cash flow difficulties for us outside the AFL season.

We may issue preferred stock, which could prevent a change in our control.

     Our Articles of Incorporation authorize the issuance of up to 1,500,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, under the Articles of Incorporation, the Board of Directors, without shareholder approval, may issue preferred stock with dividend, liquidation, conversion, voting, redemption or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of any shares of preferred stock, having rights superior to our common stock, may result in a decrease in the value or market price of our common stock and could prevent a change in our control. We have no other anti-takeover provisions in our Articles of Incorporation or Bylaws. Holders of the preferred stock may also have the right to receive dividends, certain preferences in liquidation and conversion rights.

We do not pay dividends on our common stock.

     We have not paid any dividends on our common stock since our inception and do not anticipate paying dividends in the foreseeable future. We plan to retain earnings, if any, to finance the development and expansion of our business.

Substantially all of our shares of common stock are freely tradeable.

     There are currently outstanding 6,934,996 shares of our Class A common stock, all of which are freely tradeable as of the date of this prospectus. Sale of substantial amounts of Class A common stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Class A common stock.

Investors hold options and warrants to acquire a large number of our shares.

     A total of 3,000,000 shares of Class A common stock have been reserved for issuance upon the exercise of options granted or which may be granted under our 1997 Employee Stock Option Plan. Additionally, there are outstanding options to acquire 1,617,425 shares of Class A common stock at exercise prices ranging from $2.00 to $2.57 per share. In addition, there are outstanding (1) warrants to purchase 550,000 shares of Class A common stock at an exercise price of $7.50 per share issued in connection with our 1997 initial public offering and exercisable at any time until December 10, 2002, (2) unit warrants to purchase 110,000 shares of Class A common stock and 55,000 warrants exercisable at $7.50 each, all at an exercise price of $12.00 per unit warrant, (3) warrants to purchase 160,000 shares of Class A common stock at $3.75 per share at any time until December 31, 2002, and (4) other warrants to purchase up to 450,000 shares at prices ranging from $2.50 to $5.00 per share. During the terms of these options and warrants, the holders will have the opportunity to profit from an increase in the market price of the Class A common stock. The existence of these options and warrants may adversely affect the terms on which we can obtain additional financing, and the holders of such options and warrants can be expected to exercise the options and warrants at a time when we, in all likelihood, would be able to obtain additional capital by offering shares of our capital stock on terms more favorable to us than those provided by the exercise of such options and warrants.

There are limitations on the liability of our directors and officers.

     Our Bylaws substantially limit the liability of our directors and officers to us and our stockholders for breach of fiduciary or other duties to us.

If we do not continue to be listed on the Nasdaq SmallCap Market, our stock will become harder to purchase and sell.

     Our Company's Class A common stock is currently listed on the Nasdaq SmallCap Market. In order to continue to be included on the Nasdaq SmallCap Market, a company must maintain (1) at least two market makers, (2) 300 holders of its common stock, (3) a minimum bid price of $1.00 per share of common stock,
(4) net tangible assets of $2 million (unless a company had net income of $500,000 in two of the last three years or a market capitalization of $35 million), (5) 500,000 shares in the public float and (6) a market value of the public float of $1 million. Our failure to meet these maintenance criteria in the future may result in the discontinuance of our securities on the Nasdaq SmallCap Market. As a result, an investor may find it more difficult to purchase, sell or to obtain accurate quotations as to the market value of our securities.

We can give no assurance as to our future results.

     Prospective purchasers of our securities should carefully consider the information contained in this prospectus before purchasing our securities. Information contained in this prospectus contains "forward- looking statements," which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. As a result of many factors, including those discussed herein under "Risk Factors," no assurance can be given that the future results discussed by the forward-looking statements will be achieved.

                                   OUR COMPANY

     We are a sports and entertainment company that (1) owns and operates the Orlando Predators, a professional arena football team of the Arena Football League, (2) owns an additional approximately 8% net revenue interest in the League (in addition to our 4% League ownership through the Predators) and (3) owns rights to the operation of three af2 teams, one of which played in the arena football2 League last year and two of which are expected to play in 2003. Arena football is played in an indoor arena on a padded 50-yard long football field using eight players on the field for each team. Most of the game rules are similar to college or other professional football game rules with a few exceptions intended to make the game faster and more exciting.

     We derive substantially all of our revenue from the Arena Football operations of the Predators and our approximately 12% net revenue interest in the League. This revenue is primarily generated from (1) the sale of tickets to the Predators' home games, (2) the sale of advertising and promotions to Predator sponsors, (3) the sale of local and regional broadcast rights to Predators' games, (4) our share of League media contracts, membership fees paid by expansion teams and League licensing sales, and (5) the sale of merchandise carrying the Predators' logos.

                                 USE OF PROCEEDS

     We may receive up to $3,239,500 if all of the common stock purchase warrants being registered hereby are exercised. We will not receive any proceeds from the sale by the selling stockholders of the common stock underlying the 775,000 common stock purchase warrants or the 1,467,711 shares which are being registered by this prospectus. Any funds received upon exercise of the common stock purchase warrants will be added to our working capital. We will pay all expenses of the registration and sale of the common stock, except selling commissions and stock transfer fees.

                                OUR COMMON STOCK

     Our Class A common stock, which we refer to as our "common stock," is traded on the Nasdaq SmallCap Market under the symbol "PRED." Each share is entitled to one vote on all matters submitted to a vote of stockholders. The common stock does not have cumulative voting rights. As a result, in an election of directors, the holders of a majority of shares of common stock will be able to elect all of the directors to be elected.

     For more information on our common stock, see our Registration Statement on Form SB-2, file number 333-31671, which we filed with the SEC on July 21, 1997. See also "Where You Can Find More Information" on page 2.

                              SELLING STOCKHOLDERS

     The selling stockholders, including their transferees, pledgees, donees or successors, may from time to time offer and sell all or any of their shares of common stock they own or which they acquired upon exercise of the common stock purchase warrants. The selling stockholders may exercise their common stock purchase warrants and offer all, some or none of the shares of common stock. Thus, we cannot estimate the number of shares of common stock that will be offered for sale by the selling stockholders upon termination of any sales. For purposes of the prospectus, you should assume that all shares held by all selling stockholders will be offered for sale.

     None of the selling stockholders are affiliates of our company except for Eric A. Margenau (and his wife, Sara A. Margenau), Jeffrey L. Bouchy and Brett
L. Bouchy, who are executive officers, directors or principal stockholders of our company.

     We are registering the following shares and shares underlying common stock purchase warrants for sale under this prospectus:

     o In connection with our 1997 initial public offering, we issued unit warrants to purchase 55,000 units of our securities at $12.00 per unit to our underwriters, each unit consisting of two shares of common stock and one common stock purchase warrant to purchase an additional share at $7.50 per share until December 2002. A total of 165,000 shares underlie these unit warrants;

     o Between January and July 2001, we sold a total of 1,132,044 shares to a group of 27 accredited investors;

     o We have issued to four of our affiliates 335,667 shares as consideration for collateralizing a $1,000,000 bank loan for us;

     o In 1998 we borrowed $2,020,000 from a group of 14 accredited investors and issued to them as additional consideration for the loans 160,000 common stock purchase warrants to purchase 160,000 shares exercisable at $3.75 per share until December 2002;

     o In 2001 we issued an aggregate of 350,000 common stock purchase warrants to purchase 350,000 shares for investment banking services exercisable at $2.50 per share for 150,000 shares, $3.50 per share for 100,000 shares and $4.50 per share for the remaining 100,000 shares, all until July 2006.

     o In 2001 we issued for cash 50,000 common stock purchase warrants to each of two individuals exercisable at $2.875 and $5.00 per share, respectively, until August 2006.

     The names of our selling stockholders and the number of shares they own or may purchase under common stock purchase warrants are as follows:

Shares issuable upon exercise of our underwriters' unit warrants:

                                                               Number of Shares
                                          Number of Unit        Underlying the
          Name                            Warrants Issued       Unit Warrants
          ----                            ---------------      ----------------
The Investment Company, Inc.                  9,531                 28,593
James Linna                                   9,530                 28,590
William R. Haese                              9,530                 28,590
Steven P. Harrington                          9,530                 28,590
Thomas L. Johnson                               620                  1,860
Ted L. Marek                                    124                    372
Christopher J. Mercer                            56                    168
William G. Zeller                             2,250                  6,750
Robert L. Berry                               1,240                  3,720
Mr. & Mrs. Ira B. Hall                          198                    594
John E. Hall                                    198                    594
Judith A. Kersey                                198                    594
Michael J. Hall                                 198                    594
Mary K. Prime                                   198                    594
Richard C. Jones                                471                  1,413
Ronald J. Ruff                                   62                    186
Dr. & Mrs. Timothy J. Micklos                   112                    336
Steven T. Hunt                                   62                    186
Kevin L. Jones                                  273                    819
R. Matthew Shino                              1,240                  3,720
Ms. Farrell & Company, Inc.                   4,129                 12,387
Schneider Securities, Inc.                    2,000                  6,000
Meridian Capital Holdings, Inc.                 750                  2,250
Robert Clawson                                  750                  2,250
Joseph Charles & Associates                   1,250                  3,750
Patterson Travis, Inc.                          500                  1,500
                                            -------                -------
TOTAL                                        55,000                165,000

Shares issued to accredited investors in 2001:


               Name                                   Number of Shares Issued
               ----                                   -----------------------

Steven Harrington and Lora Harrington                          25,000
Dennis Reed IRA                                                84,500
Reed Development L.L.C.                                       115,500
Lyle Reigel                                                   150,500
Ken Sauerberg                                                  23,000
Randall Theobald                                               67,000
James S. Tiernan                                               26,500
Michael J. Vandlik and Lynette Vandlik                         60,000
Nicolet DeRose                                                 70,000
Charles H. Goodman                                             37,500
Dennis R. Graue                                                30,000
Jonathan Kind                                                  20,000
Stuart Krasnow                                                 20,000
Brian McCormack                                                20,000
John P. Montgomery                                             15,000
Robert A. Musick                                               81,973
Rick Scheer                                                    28,571
Brian Anselmo                                                  25,000
Joseph A. Brois                                                25,000
Patricia A. Carder                                             25,000
Ciro Cirrincione                                               50,000
Jeffrey P. Emrich IRA                                          12,500
Lafoba & Co.                                                   12,500
Joan E. Nickander Revocable Trust                              17,500
Paul D. Paluck                                                 25,000
Performance Staffing, Inc.                                     40,000
Ted Singer                                                     25,000
                                                            ---------
TOTAL                                                       1,132,044

Shares issued to four affiliates:

               Name                                   Number of Shares Issued
               ----                                   -----------------------

Eric A. Margenau                                               30,273
Sara A. Margenau                                               69,830
Jeffrey L. Bouchy                                              64,361
Brett L. Bouchy                                               171,203
                                                              -------
TOTAL                                                         335,667


Shares issuable on a one for one basis upon exercise of warrants at $3.75 per share issued for our $2,020,000 loan:

               Name                                   Number of Warrants Issued
               ----                                   -------------------------

Charles L. Pastorino
Rudolph and Marsha Reece, Jr.                                   8,000
Dirk Leverant                                                   4,000
Thomas F. Winters, Jr.                                          8,000
Alice J. Sianec, Trustee                                        4,000
Lyle Riegel                                                     8,000
Robert A. Musik                                                 8,000
Stephen T. Liesen                                               8,000
Duane Elsenbeiss                                                4,000
Jerome R. Laczniak                                              8,000
Nicolas Sarillo                                                 4,000
C.K. Martin                                                     8,000
Michael Maynard                                                 8,000
The Monolith Limited Partnership                               68,000
                                                              -------
TOTAL                                                         160,000


Shares issuable on a one for one basis upon exercise of warrants issued for investment banking services exercisable at $2.50 per share:

               Name                                   Number of Warrants Issued
               ----                                   -------------------------

David Mura                                                     30,000
Brad Donner                                                    30,000
John Rick                                                      30,000
Richard J. Milham, Jr.                                         30,000
Craig Norton                                                   10,000
Thomas W. Schneider                                            10,036
Thomas J. O'Rourke                                              1,876
Siegfried P. Duray-Bito                                         1,786
Floyd Murray, LLC                                               3,758
Jay A. Murray                                                   1,696
Richard J. Rouse                                                  848
                                                              -------
TOTAL                                                         150,000

Shares issuable on a one for one basis upon exercise of warrants issued for investment banking services exercisable at $3.50 per share:

               Name                                   Number of Warrants Issued
               ----                                   -------------------------

David Mura                                                     10,000
Richard J. Milham, Jr.                                         10,000
Craig Norton                                                   15,000
Thomas W. Schneider                                            12,545
Thomas J. O'Rourke                                              2,346
Siegfried P. Duray-Bito                                         2,232
Floyd Murray, LLC                                               4,697
Jay A. Murray                                                   2,120
Richard J. Rouse                                                1,060
Schneider Securities, Inc.                                     40,000
                                                               ------
TOTAL                                                         100,000


Shares issuable on a one for one basis upon exercise of warrants issued for investment banking services exercisable at $4.50 per share:

               Name                                   Number of Warrants Issued
               ----                                   -------------------------

David Mura                                                      5,000
Brad Donner                                                    10,000
John Rick                                                      10,000
Richard J. Milham, Jr.                                          5,000
James Battaglia                                                10,000
Thomas W. Schneider                                            15,054
Thomas J. O'Rourke                                              2,814
Siegfried P. Duray-Bito                                         2,679
Floyd Murray, LLC                                               5,637
Jay A. Murray                                                   2,544
Richard J. Rouse                                                1,272
Schneider Securities, Inc.                                     30,000
                                                               ------
TOTAL                                                         100,000


Shares issuable on a one for one basis upon exercise of warrants issued for cash exercisable at $2.875 and $5.00 per share respectively:

               Name                                   Number of Warrants Issued
               ----                                   -------------------------

Robert Clawson                                                 50,000
Steve Harrington                                               50,000
                                                               ------
TOTAL                                                         100,000

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock and shares issuable upon exercise of common stock purchase warrants to permit public secondary sales of the shares by the selling stockholders from time to time after the date of this prospectus. If common stock purchase warrants are exercised, we anticipate that the selling stockholders may sell all or a portion of the common stock from time to time in one or more of the following transactions:

     o    on the Nasdaq National Market;
     o    in the over-the-counter market;
     o in transactions other than on the Nasdaq National Market or in the over-the-counter market;
     o    through brokers or dealers, or in direct transactions with purchasers;
     o    in connection with short sales;
     o    by pledge to secure debts and other obligations;
     o in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options; or
     o    in a combination of any of the above transactions.

     The selling stockholders may sell their shares at prevailing market prices, at prices related to prevailing market prices, at negotiated prices, or at fixed prices. There is no assurance that the selling stockholders will sell any or all of their common stock. The selling stockholders may also elect to sell their shares pursuant to Rule 144 under the Securities Act of 1933.

     The selling stockholders and any broker-dealers who act in connection with sales of common stock may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the common stock might be deemed to be underwriting discounts and commissions under the Securities Act. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.

     The selling stockholders will pay all discounts and selling commissions in connection with the sale of common stock, fees and expenses of counsel. We will pay the registration fee payable to the SEC to register the common stock, fees and expenses relating to the registration or qualification of the shares of common stock under any applicable state securities or "blue sky" laws and the fees and expenses of our counsel and independent accountants.

     The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of our securities is prohibited from bidding for, purchasing, or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus throughout the applicable restrictive period. These regulations may affect the marketability of these shares of our common stock.

                                  LEGAL MATTERS

     The Law Office of Gary A. Agron, Denver, Colorado, will pass upon the validity of the common stock offered under this prospectus.

                                     EXPERTS

     The financial statements incorporated by reference in this prospectus have been audited by AJ. Robbins, P.C., independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

     The following is a statement of the estimated expenses to be incurred in connection with the distribution of the securities registered under this Registration Statement:

                                                               Amount To Be Paid
                                                               -----------------

     Securities and Exchange Commission registration fee.....       $ 2,086
     Legal fees and expenses.................................        15,000
     Accounting fees and expenses............................         1,000
     Printing fees...........................................         1,000
     Miscellaneous...........................................         5,914
                                                                    -------

     Total...................................................       $25,000


Item 15. Indemnification of Directors and Officers

     Article XIII of the Registrant's Bylaws provides as follows:

                                  "ARTICLE XIII
                                 INDEMNIFICATION

     Section 1. Subject to and in accordance with Florida Business Corporation Act (Sec. 607.0850) and except as may be expressly limited by the Articles of Incorporation and any amendments thereto, the corporation shall indemnify any person:

     (i) made a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request, as a director, officer, employee or agent of another corporation, or other enterprise; or

     (ii) who was or is a party to any proceeding by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise.

This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

     Section 2. The corporation may maintain indemnification insurance regardless of its power to indemnify under the Business Corporation Act.

     Section 3. The corporation may make any other or further indemnification or advancement of expenses of any of the directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and to action in another capacity while holding such office, except an indemnification against material criminal or unlawful misconduct as set forth by statute, or as to any transaction wherein the director derived an improper personal benefit.

     Section 4. Except to the extent reimbursement shall be mandatory in accordance herewith, the corporation shall have the right to refuse indemnification, in whole or in part, in any instance in which the person to whom indemnification would otherwise have been applicable, if he unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him in the action, or unreasonably refused to cooperate in the defense of such action."

Item 16. Exhibits

     5.1  Consent and opinion of Gary A. Agron

     23.1 Consent of Independent Certified Public Accountants

     All other Exhibits are incorporated by reference to the Registrant's Registration Statement on Form SB-2, file number 33-31671 and to the Registrant's Annual Reports on Form 10-KSB for the years ended December 31, 1998 and 1999 and the transition period ended September 30, 2000.

Item 17. Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales of its securities are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the provisions described under Item 15 above, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida, on September 17, 2001.

                                         THE ORLANDO PREDATORS
                                          ENTERTAINMENT, INC.

                                        By: /s/ Eric A. Margenau
                                        ---------------------------
                                        Eric A. Margenau
                                        Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Eric A. Margenau as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement (and any additional Registration Statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 17, 2001.

         Signature                                  Title
         ---------                                  -----

/s/ Eric A. Margenau             Chief Executive Officer, President and Director
-----------------------------    (Principal Executive Officer)
Eric A. Margenau

/s/ Jeffrey L. Bouchy            Chief Financial Officer and Director
-----------------------------    (Principal Accounting Officer)
Jeffrey L. Bouchy

/s/ Lyle Reigel                  Director
-----------------------------
Lyle Reigel

/s/ Kenneth Levy                 Director
-----------------------------
Kenneth Levy

/s/ Michael A. Tatoian           Director
-----------------------------
Michael A. Tatoian

/s/ James Ross                   Director
-----------------------------
James Ross